Execution Version

CONSULTANT AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is entered into effective as of August 13, 2018 (the “Effective Date”), by and between Pure Bioscience, Inc., a Delaware corporation (the “Company”), and Dave Pfanzelter (the “Consultant”). The Company and the Consultant are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

Recitals

A. Consultant has been serving as the Chairman of the Company’s Board of Directors (the “Board”) and, in connection therewith, providing consulting services to the Company. In connection with Consultant’s retirement as Chairman of the Board and in order to retain Consultant’s experience, skills, abilities, background and knowledge, the Parties have agreed that Consultant will continue to provide consulting services to the Company on the terms and conditions set forth in this Agreement.

B. The Parties desire to terminate the Chairman Agreement, effective as of October 23, 2013, between Consultant and the Company, as amended effective January 19, 2017 (as amended, the “Chairman Agreement”) and agree that this Agreement shall govern the terms and conditions under which Consultant shall provide services, and Consultant’s compensation, from and after the Effective Date.

Agreement

In consideration of the foregoing recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. Term.

1.1 Term. The term of this Agreement shall begin on the Effective Date and shall end on the third anniversary of the Effective Date, unless sooner terminated in accordance with this Section 1.1 (such period, the “Term”).

(a) Resignation by Consultant. The Consultant may terminate this Agreement and resign from his position as a consultant at any time, for any reason or no reason, with or without Cause (as defined below), by providing the Board thirty (30) days advance written notice. Thereafter, all obligations of the Company under this Agreement shall cease except that Consultant will be entitled to the Consultant Compensation (as defined below) earned through the effective date of resignation.

(b) Removal by the Board Without Cause. The Board may terminate this Agreement and Consultant’s service at any time, for any reason or no reason, with or without Cause, by providing Consultant with thirty (30) days advance written notice. Thereafter, all obligations of the Company under this Agreement shall cease except that Consultant will be entitled to Consultant Compensation earned through the effective date of such termination as well as the termination benefits provided in Section 4 below, if applicable.

(c) Removal by the Board For Cause. The Board may terminate this Agreement and Consultant’s service at any time for Cause, without prior notice (unless specifically provided for to the contrary), without liability to the Consultant except for Consultant Compensation earned through the effective date of such termination.

(d) Removal Due to Death or Complete Disability. If Consultant dies or suffers a Complete Disability (as defined below) during the Term, Consultant’s service and this Agreement shall automatically terminate upon such death or Complete Disability. Thereafter, all obligations of the Company under this Agreement shall cease except that Consultant or Consultant’s heirs will be entitled to Consultant Compensation earned through the effective date of such termination.

1.2 Services. The Consultant shall serve as a consultant to the Board, performing services including, but not limited to, assisting the Company’s management develop marketing and commercialization strategies that support the Company’s products, supporting the Company’s financing activities, and providing such other services reasonably requested by the Company’s Board and Chief Executive Officer (“Services”). Consultant agrees to make himself available on an as-needed basis to perform Services.

1.3 Location. The Consultant shall perform the services pursuant to this Agreement at the Company’s offices, located in El Cajon, California, only when reasonably requested by the Company.

2. Absence of Conflicts.

During the Term, Consultant will not take any action that would directly or indirectly promote any competitor or impair the Company’s interests. Subject to the foregoing, the Chairman will be free to represent or perform services for other persons while serving as a consultant to the Company. However, the Consultant agrees that Consultant does not presently perform and will not perform during the term of Agreement, consulting or other services for companies whose businesses are or would be, in any material way, competitive with the Company, without the Board’s prior approval.

3. Compensation.

3.1 Prior Compensation. Consultant agrees that he is not entitled to any further compensation for services prior to the Effective Date, other than payment of accrued compensation for service on the Board in an aggregate amount of $51,917.07 (as of 7/31/2018). Such accrued compensation, plus any additional accrual, will be paid within thirty (30) days after the Effective Date. In addition, subject to Consultant’s delivery to the Company of an executed Release and Waiver of Claims in the form attached as Exhibit A hereto no later than forty-five (45) days after the Effective Date and the effectiveness of such Release and Waiver of Claims, Consultant’s outstanding equity awards described in Section 3.5 below shall become fully vested. Consultant agrees that he is not entitled to any other separation compensation or benefits in connection with his retirement as Chairman of the Board or the termination of the Chairman Agreement and further agrees that Consultant shall have no further rights to any change in control benefits or gross-up payments pursuant to Sections 5 or 6 of the Chairman Agreement.

3.2 Compensation. Commencing as of the Effective Date, the Company shall pay the Consultant $5,000 per month for services pursuant to this Agreement, payable on a monthly basis (collectively, “Consultant Compensation”). Such Consultant Compensation shall be prorated for any partial month of service.

3.3 Reductions to Compensation. The Consultant Compensation may be reduced only by mutual agreement of the Consultant and the Company.

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3.4 Withholding Taxes. Consultant understands and agrees that he is an independent contractor and not an employee of the Company. As a result, the Company will not make deductions for taxes from any amounts payable to Consultant as a result of his Services to the Company or as a result of the vesting or settlement of any equity-based awards (except as otherwise required by applicable law or regulation). Any taxes imposed on the Consultant due to Services to the Company (including upon the issuance, vesting and settlement of any equity-based awards) will be the sole responsibility of the Consultant.

3.5 Stock Awards. Consultant currently holds the following outstanding equity awards: (a) 500,000 restricted stock units (the “RSU Award”), (b) an option to purchase 40,000 shares of the Company’s common stock with an exercise price of $0.73 per share, (c) an option to purchase 200,000 shares of the Company’s common stock with an exercise price of $1.05 per share, (d) an option to purchase 200,000 shares of the Company’s common stock with an exercise price of $0.88 per share, (e) an option to purchase 1,000,000 shares of the Company’s common stock with an exercise price of $1.19 per share and (f) an option to purchase 200,000 shares of the Company’s common stock with an exercise price of $0.78 per share. During the Term, these equity awards shall remain outstanding and may be exercised (in the case of options) and shall be settled (in the case of the RSU Award) in accordance with their terms. The stock option and restricted stock unit agreements applicable to such awards shall remain in effect in accordance with their terms, after giving effect to the acceleration of vesting set forth in Section 3.1 of this Agreement. Any references in such stock option and/or restricted stock unit agreements to acceleration of vesting or extended exercise periods as provided in the Chairman Agreement are hereby deleted in their entirety.

3.6 Expenses.

(a) Ordinary Business Expenses. The Consultant is authorized to incur reasonable expenses in the conduct of his Services to the Company, including expenses for meals, travel, and other similar items. The Company shall prepay or reimburse the Consultant for all such expenses.

(b) Expense Prepayment and Reimbursement Procedures. All prepayments and reimbursements of the Consultant’s expenses pursuant to this Section 3.6 are subject to the Consultant’s provision of invoices, an itemized accounting or other appropriate documentation evidencing such expenses no later than three (3) months following the date such expenses were incurred. Any reimbursement payment shall be made by the Company as soon as practicable following its receipt of such documentation, but in no event later than the end of the Consultant’s taxable year following the year in which the Consultant incurred such expenses.

4. Termination Benefits.

4.1 Benefits Upon Termination Without Cause. In the event that this Agreement is terminated by the Company without Cause and such termination triggers settlement of Consultant’s RSU Award, then, subject to the Consultant’s delivery to the Company of a Release and Waiver of Claims in the form attached as Exhibit A, no later than forty-five (45) days following Consultant’s termination date, the Company shall permit Consultant, within sixty (60) days after Consultant’s termination date, to surrender to the Company a number of shares subject to his RSU Award equal in value to the estimated income taxes due upon settlement of such RSU Award and the Company shall pay Consultant an amount in cash equal to such estimated income taxes. Consultant’s estimated income taxes shall be calculated using the highest marginal federal and state income tax rates, and the number of shares surrendered shall be determined using the closing price of the Company’s common stock on the date such shares are surrendered.

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4.2 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) Cause. “Cause” shall mean that one or more of the following has occurred: (i) the Consultant has been convicted of, or entered a plea of guilty or nolo contendere to, a felony crime involving fraud, dishonesty or violence (under the laws of the United States or any relevant state, in the circumstances, thereof); (ii) the Consultant has intentionally or willfully engaged in material acts of fraud, dishonesty or gross misconduct that have a material adverse effect on the Company; (iii) the willful failure or refusal of Consultant to carry out the lawful directions of the Board (determined by a majority of the then serving directors) or the duties assigned to Consultant by the Board; (iv) any material violation by the Consultant of any written Company policy applicable to the Consultant; or (v) any material breach by the Consultant of any provision of this Agreement or any other Agreement between the Company and Consultant. Notwithstanding the foregoing, the termination of Consultant’s services shall not constitute termination for Cause, unless the Company first provides Consultant with written notice of the basis for the termination and, with respect to a termination based on clauses (iii), (iv) and/or (v) above, a fifteen (15) day period to correct the breach or failure or refusal. During this fifteen (15) day notice period, the Consultant will be afforded the opportunity to make a presentation to the Board regarding the matters referred to in the notice.

(b) Complete Disability. “Complete Disability” shall mean the inability of the Consultant to perform his duties under this Agreement because the Consultant has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Consultant becomes disabled, the term Complete Disability shall mean the inability of the Consultant to perform his duties under this Agreement by reason of any incapacity, physical or mental, which the Board (based on a majority vote of the directors then serving), based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated the Consultant from satisfactorily performing the Consultant’s usual services for the Company for a period of at least one hundred twenty (120) consecutive days during any twelve (12)-month period.

5. Application of Internal Revenue Code Section 409A.

5.1 It is intended that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance thereunder or any state law of similar effect (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Section 409A, each payment, installment or benefit payable under this Agreement is hereby designated as a separate payment.

5.2 Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A and that are not exempt from Section 409A shall not commence in connection with the Consultant’s termination of service unless and until the Consultant has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”)).

5.3 If the Company (or, if applicable, the successor entity thereto) determines that a Severance Benefit constitutes “deferred compensation” under Section 409A and the Consultant is, on the Consultant’s Separation From Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code and the Treasury regulations, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payment shall be delayed until the earlier to occur of: (i) the date that is six (6) months and one (1) day after the Consultant’s Separation From Service or (ii) the date of the Consultant’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall pay to the Consultant a lump sum amount equal to the Severance Benefit payment that the Consultant would otherwise have received through the Specified Employee Initial Payment Date if the payment of the Severance Benefits had not been so delayed pursuant to this Section.

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6. Confidential and Proprietary Information; Nonsolicitation.

The Proprietary Information and Inventions Agreement between Consultant and the Company and attached hereto as Exhibit B shall remain in full force and effect and Consultant agrees to continue to abide by such Agreement.

7. Assignment and Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Consultant and the Consultant’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Consultant’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Consultant. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

8. Choice of Law.

This Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of San Diego County, California, or the federal courts for the United States for the Southern District of California, and no other courts, where this Agreement is made and/or to be performed.

9. Integration.

This Agreement, including all Exhibits attached hereto, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Consultant’s services from and after the Effective Date and the termination of the Chairman Agreement, and supersedes all prior and contemporaneous oral and written employment and/or consulting agreements or arrangements between the Parties and between the Consultant and the Company.

10. Amendment.

This Agreement cannot be amended or modified except by a written agreement signed by the Consultant and the Board representative specifically authorized by the Board to execute any such amendment or modification to this Agreement on behalf of the Company.

11. Survival of Certain Provisions.

Sections 1, 3.1, 3.4, 4 through 15, 17, 18 and 19 shall survive the termination of this Agreement.

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12. Waiver.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver of any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

13. Severability.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision. Any such invalid or unenforceable term or provision shall be revised to the minimum extent necessary to make any such term or provision valid or enforceable in accordance with the Parties’ intentions with respect to such term or provision.

14. Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15. Representations and Warranties.

The Consultant represents and warrants that the Consultant is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Consultant’s execution and performance of this Agreement will not violate or breach any other agreements between the Consultant and any other person or entity.

16. Counterparts.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, both of which together shall constitute one and the same instrument. In the event that any signature is delivered by fax or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

17. Advertising Waiver.

During the Term, the Consultant agrees to permit the Company and/or its affiliates, and persons or other organizations authorized by the Company and/or its affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its affiliates, or the machinery and equipment used in the provision thereof, in which the Consultant’s name and/or pictures of the Consultant taken in the course of the Consultant’s provision of services to the Company and/or its affiliates, appear. The Consultant hereby waives and releases any claim or right the Consultant may otherwise have arising out of such use, publication or distribution.

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18. Specific Enforcement.

If necessary and where appropriate, the Company shall have the right to enforce the provisions of the Proprietary Information and Inventions Agreement by injunction, specific performance or other equitable relief without bond and without prejudice to any other rights and remedies the Company may have for a breach of such Exhibits to this Agreement.

19. Notice.

19.1 Method and Delivery. All notices, requests and demands hereunder shall be in writing and delivered by hand, by Electronic Transmission (as defined below), by mail, or by recognized commercial overnight delivery service (such as Federal Express, UPS, or DHL), and shall be deemed given (a) if by hand delivery, upon such delivery; (b) if by Electronic Transmission, upon confirmation of receipt of same; (c) if by mail, forty-eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; or (d) if by recognized commercial overnight delivery service, upon such delivery.

19.2 Consent to Electronic Transmissions. Each Party hereby expressly consents to the use of Electronic Transmissions for communications and notices under this Agreement. For purposes of this Agreement, “Electronic Transmissions” means a communication (i) delivered by facsimile telecommunication or electronic mail when directed to the facsimile number or electronic mail address, respectively, for that recipient on record with the sending Party; and (ii) that creates a record that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

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IN WITNESS WHEREOF, the Parties have executed this Agreement with an Effective Date of the 13th day of August 2018.

CONSULTANT:	COMPANY:

Pure Bioscience, Inc.

/s/ Dave Pfanzelter	By:	/s/ Henry R. Lambert
DAVE PFANZELTER		Henry R. Lambert
Chief Executive Officer

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the [acceleration of vesting of my equity awards as set forth in Section 3.1] [opportunity to surrender shares to the Company as set forth in Section 4.1] of the Consulting Agreement, dated August 13, 2018 (the “Agreement”), to which this form is attached, I, DAVE PFANZELTER, hereby furnish PURE BIOSCIENCE, INC. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring relating to my services to the Company [or my resignation as Chairman of the Company’s Board of Directors] [or the termination thereof] prior to my signing this Release and Waiver. Notwithstanding the foregoing, this Release and Waiver, shall not release or waive my rights: to indemnification under the articles and Bylaws of the Company or applicable law, including without limitations, California Labor Code Sections 2800 and 2802 and the Indemnification Agreement, dated _________, between me and the Company; [to payments under the Consulting Agreement to which this Release and Waiver is attached] [to payments under any provision of the Consulting Agreement to which this Release and Waiver is attached that survives the termination of that agreement]; under the California Workers’ Compensation Act; under any option, restricted share or other agreement concerning any equity interest in the Company; and as a shareholder of the Company or any other right that is not waivable under applicable law.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
DAVE PFANZELTER

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT